Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Head of IR and ESG Planning & Reporting 775-356-9029 (ext. 65726)	Investor Relations Agency Contact: Alec Steinberg or Joseph Caminiti Alpha IR Group 312-445-2870 ORA@alpha-ir.com

ORMAT TECHNOLOGIES REPORTS THIRD QUARTER 2023 FINANCIAL RESULTS

EXECUTION OF GROWTH STRATEGY DRIVES DOUBLE DIGIT NET INCOME AND ADJUSTED EBITDA EXPANSION

HIGHLIGHTS

●	TOTAL REVENUES FOR THE THIRD QUARTER INCREASED BY 18.3% YEAR OVER YEAR, WITH GROWTH ACROSS ALL THREE OPERATING SEGMENTS

●	NARROWS ITS FULL-YEAR REVENUE AND EBITDA GUIDANCE, DEMONSTRATING CONFIDENCE IN THE BUSINESS'S OUTLOOK AND PORTFOLIO EXPANSION MOMENTUM

RENO, Nev. November 8, 2023, Ormat Technologies, Inc. (NYSE: ORA), a leading renewable energy company, today announced financial results for the third quarter ended September 30, 2023.

KEY FINANCIAL RESULTS

	Q3 2023	Q3 2022	Change (%)	9M 2023	9M 2022	Change (%)
GAAP Measures
Revenues ($ millions)
Electricity	157.2	152.8	2.9%	482.8	466.5	3.5%
Product	39.8	14.2	180.2%	83.3	39.2	112.4%
Energy Storage	11.0	8.8	24.5%	21.9	22.9	(4.3)%
Total Revenues	208.1	175.9	18.3%	588.1	528.7	11.2%

Gross margin (%)
Electricity	31.8%	36.5%		35.5%	38.5%
Product	18.7%	18.0%		13.9%	9.2%
Energy Storage	22.9%	31.5%		11.2%	24.3%
Gross margin (%)	28.8%	34.7%		31.6%	35.7%

Operating income ($ millions)	37.6	38.9	(3.4)%	115.0	122.6	(6.2)%
Net income attributable to the Company’s stockholders	35.5	18.1	95.8%	88.7	47.8	85.5%
Diluted EPS ($)	0.59	0.32	84.4%	1.49	0.85	75.3%

Non-GAAP Measures
Adjusted Net income attributable to the Company’s stockholders	28.2	18.8	50.4%	81.4	50.8	60.3%
Adjusted Diluted EPS ($)	0.47	0.33	42.4%	1.37	0.90	52.2%
Adjusted EBITDA[1] ($ millions)	118.3	102.2	15.8%	342.7	310.8	10.3%

“Our third quarter results demonstrate Ormat’s strategic success in expanding the portfolio, as seen through growth in revenue, adjusted EBITDA, and net income following the multiple assets we added over the last twelve months,” said Doron Blachar, Ormat’s Chief Executive Officer. “We delivered 18.3% growth in total revenues, 15.8% growth in adjusted EBITDA, and growth in adjusted net income attributable to the Company’s stockholders of 50.4%, versus the prior year period. We captured growth in all three of our operating segments as well, a demonstration of the sustained momentum we've maintained throughout the year.”

Blachar continued, “We are also making progress in our ongoing drilling efforts at Olkaria and Puna. Puna is now generating approximately 30 MW, while Olkaria is steadily increasing its capacity, with both expected to support our future performance in the Electricity segment. We expect that the progress we are making in our drilling campaigns in combination with the startup of commercial operation of projects in the Electricity and Energy Storage segments will further drive top-line growth and further expand our bottom-line results,” Blachar stated.

“Furthermore, our recently announced strategic acquisition of three geothermal and two Solar power plants from Enel Green Power North America in the U.S., which we expect to close by the first quarter 2024, will enhance even further our Electricity segment. When combined with our organic growth initiatives, these acquired assets will accelerate our expansion plans. In the fourth quarter we raised $166 million, which includes a tax equity transaction to monetize North Valley's PTC, commercial paper, and a long-term corporate loan that further strengthens our balance sheet and solidifies our financial position. This not only enables us to reinvest in our business but also positions us to consider accretive opportunities that could enhance our portfolio at an accelerated pace. We have confidence in our robust financial foundation."

FINANCIAL AND RECENT BUSINESS HIGHLIGHTS

•

Net income attributable to the Company's stockholders and diluted EPS for the third quarter of 2023 increased 95.8% and 84.4%, respectively, versus the prior year period. The increase in EPS was driven by higher contributions of our Product segment in addition to higher benefits within the IRA including PTC benefits recorded under Income attributable to sale of tax benefits and ITC benefits recorded under income tax provision. In addition, we recorded a tax benefit related to changes in the Kenya’s Finance Act 2023.

•

Adjusted net income attributable to the Company's stockholders and adjusted diluted EPS for the third quarter of 2023 increased 50.4% and 42.4%, respectively, versus the prior year period. Net income attributable to the Company’s stockholders and diluted EPS were adjusted to exclude a $9.4 million one-time benefit associated with changes in the Kenya Finance Act 2023and a $1.8 million after tax write-off of Energy Storage project assets and unsuccessful exploration activities.

•

Adjusted EBITDA for the third quarter of 2023 was $118.3 million, up 15.8% compared to $102.2 million in 2022, supported by a recovery in our Product segment as well as higher tax equity contributions from PTC credits, and a lower general and administrative expense versus the prior year period.

•

Electricity segment revenues increased 2.9% for the third quarter of 2023, compared to 2022, driven by focused execution of our strategic plan, supported by the addition of North Valley and the resumption of operations at Heber 1, improved performance of our power plant in Guadeloupe primarily offset by lower generation and lower prices at Puna power plant, which subsequent to the end of the quarter generates approximately 30MW.

•	Gross margin in the Electricity segment decreased from 36.5% to 31.8%, primarily due to a $5.6 million reduction in Puna’s revenues due to lower generation and lower energy prices.

•	Product segment revenues for the third quarter of 2023 increased 180.2%, compared to 2022, supported by a higher backlog and timing of recognized revenues.

•	Product segment backlog stands at $192.0 million as of November 08, 2023.

•

Energy Storage segment revenues of $11.0 million for the third quarter of 2023 increased by 24.5%, compared to 2022, driven primarily by the start of commercial operation across multiple assets, and the higher energy rates in ERCOT, partially offset by lower energy rates at the PJM facilities.

•

Income attributable to the sale of tax benefits increased by 63.9% quarter-over-quarter primarily due to $2.4 million related to transferable PTCs which were recorded in 2023 under the provisions of the Inflation Reduction Act, recorded and an additional $3.4 million income from sale of tax benefits, primarily related to a new tax equity transaction entered into in December 2022.

•	In addition, the Company:

◦

Signed a tax equity partnership agreement with a private investor for the sale of the North Valley tax benefits for an initial price of $43 million and expected pay-as-you-go installments of up to $6.1 million.

◦

Signed a purchase agreement with Enel Green Power North America (EGPNA), a subsidiary of Enel SpA, to acquire an asset portfolio, which includes two contracted operating geothermal power plants and one triple hybrid geothermal, solar PV, and solar thermal power plant with a total generation of approximately 43 MW, two Solar assets with a total nameplate capacity of 40 MW, and two greenfield development assets. The portfolio was acquired for a total of $271 million (subject to a customary post-closing working capital adjustment to the purchase price, based on the levels of net working capital of the acquired companies).

◦

Signed a new multi-year agreement with Gotion High-Tech to supply batteries in support of growth across Ormat’s Energy Storage segment. Under the agreement, Gotion will provide up to 750Mwh with a variable pricing structure, partially linked to Lithium Carbonate prices.

◦	Secured a contract with Mercury to construct and supply a 56 MW geothermal power plant at Ngatamariki, New Zealand.

◦	Commenced commercial operation of the 20MW/40MWh Pomona 2 storage facility in California.

◦	Completed the repowering of the entire Heber complex and reached 89 MW.

◦	Signed an agreement with San Diego Community Power (SDCP) for the Arrowleaf Solar and Storage facility to bring clean and renewable energy to nearly 1 million customers of SDCP.

2023 GUIDANCE

•	Total revenues of between $825 million and $838 million.

•	Electricity segment revenues between $670 million and $675 million.

•	Product segment revenues of between $125 million and $130 million.

•	Energy Storage revenues of between $30 million and $33 million.

•	Adjusted EBITDA to be between $480 million and $495 million.

◦	Adjusted EBITDA attributable to minority interest of approximately $31.0 million.

The Company provides a reconciliation of Adjusted EBITDA, a non-GAAP financial measure for the three and nine months ended September 30, 2023, and 2022. However, the Company does not provide guidance on net income and is unable to provide a reconciliation for its Adjusted EBITDA guidance range to net income without unreasonable efforts due to high variability and complexity with respect to estimating certain forward-looking amounts. These include impairments and disposition and acquisition of business interests, income tax expense, and other non-cash expenses and adjusting items that are excluded from the calculation of Adjusted EBITDA.

DIVIDEND

On November 8, 2023, the Company’s Board of Directors declared, approved, and authorized payment of a quarterly dividend of $0.12 per share pursuant to the Company’s dividend policy. The dividend will be paid on December 6, 2023, to stockholders of record as of the close of business on November 22, 2023.

CONFERENCE CALL DETAILS

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release on Thursday, November 9, 2023, at 10:00 a.m. ET.

Participants within the United States and Canada, please dial 1-888-770-2286, approximately 15 minutes prior to the scheduled start of the call. If you are calling outside of the United States and Canada, please dial +1-646-960-0440. The access code for the call is 9122486. Please request the “Ormat Technologies, Inc. call” when prompted by the conference call operator. The conference call will also be accompanied by a webcast live on the Investor Relations section of the Company's website.

A replay will be available one hour after the end of the conference call. To access the replay within the United States and Canada, please dial 1-800-770-2030. From outside of the United States and Canada, please dial +1-647-362-9199. Please use the replay access code 9122486. The webcast will also be archived on the Investor Relations section of the Company's website.

ABOUT ORMAT TECHNOLOGIES

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (“REG”), with robust plans to accelerate long-term growth in the energy storage market and to establish a leading position in the U.S. energy storage market. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed for utilities and developers worldwide, totaling approximately 3,200 MW of gross capacity. Ormat leveraged its core capabilities in the geothermal and REG industries and its global presence to expand the Company’s activity into energy storage services, solar Photovoltaic (PV) and energy storage plus Solar PV. Ormat’s current total generating portfolio is 1,285 MW with a 1,115 MW geothermal and solar generation portfolio that is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, and Guadeloupe, and a 170 MW energy storage portfolio that is located in the U.S.

ORMAT’S SAFE HARBOR STATEMENT

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as our projections of annual revenues, expenses and debt service coverage with respect to our debt securities, future capital expenditures, business strategy, competitive strengths, goals, development or operation of generation assets, market and industry developments and the growth of our business and operations, are forward-looking statements. When used in this press release, the words “may”, “will”, “could”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “projects”, “potential”, or “contemplate” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. Actual future results may differ materially from those projected as a result of certain risks and uncertainties and other risks described under "Risk Factors" as described in Ormat’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 24, 2023, and in Ormat’s subsequent quarterly reports on Form 10-Q that are filed from time to time with the SEC.

These forward-looking statements are made only as of the date hereof, and, except as legally required, we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Statement of Operations

For the Three and Nine-Month periods Ended September 30, 2023, and 2022

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(Dollars in thousands, except per share data)
Revenues:
Electricity	157,212	152,820	482,846	466,540
Product	39,831	14,217	83,331	39,237
Energy storage	11,013	8,848	21,907	22,896
Total revenues	208,056	175,885	588,084	528,673
Cost of revenues:
Electricity	107,166	97,053	311,348	287,091
Product	32,393	11,664	71,729	35,644
Energy storage	8,494	6,060	19,445	17,324
Total cost of revenues	148,053	114,777	402,522	340,059
Gross profit	60,003	61,108	185,562	188,614
Operating expenses:
Research and development expenses	1,392	1,238	4,763	3,690
Selling and marketing expenses	4,682	4,093	13,999	12,410
General and administrative expenses	14,044	16,057	49,525	47,155
Write-off of unsuccessful exploration activities	2,318	827	2,318	2,781
Operating income	37,567	38,893	114,957	122,578
Other income (expense):
Interest income	2,827	1,659	9,620	2,180
Interest expense, net	(25,054)	(22,403)	(73,078)	(63,902)
Derivatives and foreign currency transaction gains (losses)	(781)	(293)	(3,990)	(4,031)
Income attributable to sale of tax benefits	14,936	9,113	42,481	26,345
Other non-operating income (expense), net	108	673	247	(512)
Income from operations before income tax and equity in earnings (losses) of investees	29,603	27,642	90,237	82,658
Income tax (provision) benefit	7,134	(7,227)	2,205	(23,520)
Equity in earnings (losses) of investees, net	(405)	(589)	1,862	(1,574)
Net income	36,332	19,826	94,304	57,564
Net income attributable to noncontrolling interest	(879)	(1,716)	(5,631)	(9,764)
Net income attributable to the Company's stockholders	35,453	18,110	88,673	47,800
Earnings per share attributable to the Company's stockholders:
Basic:	0.59	0.32	1.50	0.85
Diluted:	0.59	0.32	1.49	0.85
Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	60,299	55,999	59,105	56,058
Diluted	60,570	56,457	59,494	56,479

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

For the Periods Ended September 30, 2023, and December 31, 2022

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	78,079	95,872
Marketable securities at fair value	—	—
Restricted cash and cash equivalents	108,188	130,804
Receivables:
Trade	164,746	128,818
Other	37,961	32,415
Inventories	44,844	22,832
Costs and estimated earnings in excess of billings on uncompleted contracts	25,766	16,405
Prepaid expenses and other	56,073	29,571
Total current assets	515,657	456,717
Investment in unconsolidated companies	128,218	115,693
Deposits and other	44,327	39,762
Deferred income taxes	166,212	161,365
Property, plant and equipment, net	2,883,130	2,493,457
Construction-in-process	841,536	893,198
Operating leases right of use	23,895	23,411
Finance leases right of use	3,901	3,806
Intangible assets, net	313,667	333,845
Goodwill	90,269	90,325
Total assets	5,010,812	4,611,579

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	227,510	149,423
Short term revolving credit lines with banks (full recourse)	35,000	-
Billings in excess of costs and estimated earnings on uncompleted contracts	10,619	8,785
Current portion of long-term debt:
Limited and non-recourse (primarily related to VIEs):	56,752	64,044
Full recourse	109,194	101,460
Financing Liability	96,365	16,270
Operating lease liabilities	3,229	2,347
Finance lease liabilities	1,365	1,581
Total current liabilities	540,034	343,910
Long-term debt, net of current portion:
Limited and non-recourse:	460,325	521,885
Full recourse:	662,687	676,512
Convertible senior notes	422,522	420,805
Financing liability	129,395	225,759
Operating lease liabilities	19,779	19,788
Finance lease liabilities	2,559	2,262
Liability associated with sale of tax benefits	142,562	166,259
Deferred income taxes	60,768	83,465
Liability for unrecognized tax benefits	6,638	6,559
Liabilities for severance pay	11,091	12,833
Asset retirement obligation	103,751	97,660
Other long-term liabilities	33,721	3,317
Total liabilities	2,595,832	2,581,014

Commitments and contingencies
Redeemable noncontrolling interest	9,952	9,590

Equity:
The Company's stockholders' equity:
Common stock	60	56
Additional paid-in capital	1,610,577	1,259,072
Treasury stock, at cost	(17,964)	(17,964)
Retained earnings	691,391	623,907
Accumulated other comprehensive income (loss)	(5,230)	2,500
Total stockholders' equity attributable to Company's stockholders	2,278,834	1,867,571
Noncontrolling interest	126,194	153,404
Total equity	2,405,028	2,020,975
Total liabilities, redeemable noncontrolling interest and equity	5,010,812	4,611,579

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of EBITDA and Adjusted EBITDA

For the Three- and Nine-Month Periods Ended September 30, 2023, and 2022

We calculate EBITDA as net income before interest, taxes, depreciation, amortization and accretion. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation, amortization and accretion, adjusted for (i) mark-to-market gains or losses from accounting for derivatives, (ii) stock-based compensation, (iii) merger and acquisition transaction costs, (iv) gain or loss from extinguishment of liabilities, (v) cost related to a settlement agreement, (vi) non-cash impairment charges; (vii) write-off of unsuccessful exploration activities; and (viii) other unusual or non-recurring items. We adjust for these factors as they may be non-cash, unusual in nature and/or are not factors used by management for evaluating operating performance. We believe that presentation of these measures will enhance an investor’s ability to evaluate our financial and operating performance. EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States, or U.S. GAAP, and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with U.S. GAAP. Our Board of Directors and senior management use EBITDA and Adjusted EBITDA to evaluate our financial performance. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

Starting in the fourth quarter of 2022, we include accretion expenses related to asset retirement obligation in the adjustments to net income when calculating EBITDA and adjusted EBITDA. The presentation of EBITDA and adjusted EBITDA includes accretion expenses for the three and nine months ended September 30, 2023, however, the prior year has not been recast to include accretion expenses as the amounts were immaterial.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the three- and nine-month periods ended September 30, 2023, and 2022.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(Dollars in thousands)		(Dollars in thousands)
Net income	36,332	19,826	94,304	57,564
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	22,227	20,744	63,458	61,722
Income tax provision (benefit)	(7,134)	7,227	(2,205)	23,520
Adjustment to investment in an unconsolidated company: our proportionate share in interest expense, tax and depreciation and amortization in Sarulla	3,794	3,150	10,826	9,441
Depreciation, amortization and accretion	56,749	48,863	162,084	142,966
EBITDA	111,968	99,810	328,467	295,213
Mark-to-market gains or losses from accounting for derivative	(307)	(1,234)	284	2,677
Stock-based compensation	3,934	2,816	11,235	8,629
Make-whole premium related to long-term debt prepayment	—	—	—	1,102
Allowance for bad debt	—	—	—	115
Merger and acquisition transaction costs	418	—	418	249
Write-off of Energy Storage project assets and unsuccessful exploration activities	2,318	827	2,318	2,781
Adjusted EBITDA	118,331	102,219	342,722	310,766

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of Adjusted Net Income attributable to the Company's stockholders and Adjusted EPS

For the Three and Nine-month Periods Ended September 30, 2023, and 2022

Adjusted Net Income attributable to the Company’s stockholders and Adjusted EPS are adjusted for one-time expense items that are not representative of our ongoing business and operations. The use of Adjusted Net Income attributable to the Company’s stockholders and Adjusted EPS is intended to enhance the usefulness of our financial information by providing measures to assess the overall performance of our ongoing business.

The following tables reconcile Net income attributable to the Company’s stockholders and Adjusted EPS for the three- and nine-month periods ended September 30, 2023, and 2022.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
(Dollars in millions except earnings per share)
GAAP Net income attributable to the Company's stockholders	35.5	18.1	88.7	47.8
Impact of changes related to the Kenya Finance Act 2023	(9.4)		(9.4)
Write-off of Energy Storage project assets and unsuccessful exploration activities	1.8	0.7	1.8	2.2
M&A costs	0.3		0.3
Make-whole premium related to repayment of long-term debt				0.8
Adjusted Net income attributable to the Company's stockholders	28.2	18.8	81.4	50.8
GAAP diluted EPS ($)	0.59	0.32	1.49	0.85
Impact of changes related to the Kenya Finance Act 2023	(0.16)	—	(0.16)	—
Write-off of Energy Storage project assets and unsuccessful exploration activities	0.03	0.01	0.03	0.04
M&A costs	0.01	—	0.01	—
Make-whole premium related to repayment of long-term debt	—	—	—	0.01
Diluted Adjusted EPS ($)	0.47	0.33	1.37	0.90